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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

FORM 12b-25                                             SEC File Number 0-13304
                                                       CUSIP Number 159300 10 2

                          NOTIFICATION OF LATE FILING


                                  (Check One):

( ) Form 10-K           ( ) Form 11-K     ( ) Form 20-F          (X) Form 10-Q

                      For Period Ended: SEPTEMBER 30, 1996

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      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                Not Applicable.

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PART I -- REGISTRANT INFORMATION

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      Full Name of Registrant: CHANTAL PHARMACEUTICAL CORPORATION

      Former Name if Applicable:

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      Address of Principal Executive Office: 12121 WILSHIRE BOULEVARD,
                                             SUITE 1120

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      City, State and Zip Code: LOS ANGELES, CALIFORNIA 90025

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PART II--RULES 12b-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     (X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (X) (b) The subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report will be filed on or before the fifth calendar day following the prescribed due date; and

     ( )  (c) The accountant's statement or other exhibit required by Rule
              12b-25 has been attached if applicable.

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PART III--NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F or
10-Q or portion thereof could not be filed within the prescribed time period.

The Registrant has not yet completed the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and as such can not complete the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

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PART IV--OTHER INFORMATION
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(1)    Name and telephone number of person to contact in regard to this notification:

       Chantal Burnison      (310)           207-1950
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            (Name)        (Area Code)   (Telephone Number)

(2)    Have all other periodic reports required (under
       Section 13 or 15(d) of the Securities Exchange Act of
       1934) during the preceding twelve months (or for such      [ ] Yes [X] No
       shorter period that the Registrant was required to file such reports) been filed? If the answer is no, identify report(s).


               Form 10-K

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last *[X] Yes [ ] No fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

       If so: attach an explanation of the anticipated change, both herewith narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

       * The Registrant is not able to give any indication of its results of operations due to various accounting issues being reviewed with the Registrant's newly engaged independent auditors.

Chantal Pharmaceutical Corporation has caused this notification to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 15, 1996                       CHANTAL PHARMACEUTICAL CORPORATION

                                                By: /s/ CHANTAL BURNISON
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                                                    CHANTAL BURNISON
                                                    Chairman of the Board,
                                                    and Chief Executive Officer

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